Exhibit 97

Advanced Micro Devices, Inc.
Compensation Recovery Policy
    This Advanced Micro Devices, Inc. Compensation Recovery Policy (the “Policy”) is hereby adopted by the Board of Directors (the “Board”) of Advanced Micro Devices, Inc. (the “Company”) as of November 17, 2023 (the “Effective Date”). This Policy is intended to comply with Section 10D of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and Listing Rule 5608 of The Nasdaq Stock Market LLC (“Nasdaq”), and will be interpreted consistent with such intent.
1.Administration. The Policy will be administered by the Compensation and Leadership Resources Committee of the Board (the “Committee”). The Committee will have full and final authority to make all determinations under this Policy, including without limitation whether the Policy applies and, if so, the amount of compensation to be repaid or forfeited by Executive Officers. All determinations and decisions made by the Committee pursuant to the provisions of this Policy will be final, conclusive and binding on all persons, including the Company, its subsidiaries, its stockholders and employees.
2.Individuals Subject to Policy. The Policy will apply to each individual who is or was designated as an “officer” of the Company in accordance with 17 C.F.R. 240.16a-1(f), and includes, at a minimum, each individual who is an executive officer identified pursuant to 17 C.F.R. 229.401(b). Each individual subject to this Policy is herein referred to as an “Executive Officer”.
3.Defined Terms. As used herein, the terms set forth below have the following meanings:
a.“Accounting Restatement” means an accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial restatements that is material to the previously issued financial statements, or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were not corrected the current period or left uncorrected in the current period.
b.“Covered Incentive Compensation” means, in connection with an Accounting Restatement and with respect to each individual who served as an Executive Officer at any time during the applicable Performance Period for any Incentive Compensation (whether or not such Executive Officer is serving at the time the Excess Incentive Compensation is required to be repaid to the Company), all Incentive Compensation received by such Executive Officer (i) on or after October 2, 2023, (ii) after beginning service as an Executive Officer, (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (iv) during the applicable Recovery Period.
c.“Excess Incentive Compensation” means, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Covered Incentive Compensation that exceeds the amount of Incentive Compensation that otherwise would have been received had it been determined based on the restated amounts, computed without regard to any taxes paid.
d.“Incentive Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of one or more Financial Reporting Measures.

e.“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) will, for purposes of the Policy, be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.
f.“Performance Period” means, with respect to any Incentive Compensation, the period during which a Financial Reporting Measure specified in the award of such Incentive Compensation must be attained.
g.Incentive Compensation is “received” by an Executive Officer during the Company’s fiscal year in which the Financial Reporting Measure specified in the award of such Incentive Compensation is attained, even if the payment or grant of such Incentive Compensation occurs after the end of such fiscal year.
h.“Recovery Period” means, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.
i.“Restatement Date” means the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the issuer is required to prepare an Accounting Restatement, or (ii) the date of court, regulator or other legally authorized body directs the issuer to prepare an Accounting Restatement.
j.“SEC” means the U.S. Securities and Exchange Commission.
4.Recovery of Excess Incentive Compensation.
a.In the event of an Accounting Restatement, an Executive Officer will repay or forfeit, to the fullest extent permitted by law and as directed by the Committee, all Excess Incentive Compensation received by such Executive Officer.
b.The Committee will reasonably promptly after the Restatement Date with respect to such Accounting Restatement (whether or not the Company files restated financial statements) determine the amount of any Excess Incentive Compensation for each Executive Officer in connection with such Accounting Restatement and will promptly thereafter provide each Executive Officer with a written notice containing the amount of Excess Incentive Compensation and a demand for repayment or return, as applicable. For Incentive Compensation based on (or derived from) stock price or total shareholder return where the amount of the Excess Incentive Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount will be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive Compensation was received (in which case, the Company will maintain documentation of such determination of that reasonable estimate and provide such documentation to Nasdaq).

c.The Committee will have broad discretion to determine the appropriate means of recovery of Excess Incentive Compensation based on all applicable facts and circumstances and taking into account the time value of money and the cost to shareholders of delaying recovery. To the extent the Committee determines that any method of recovery (other than repayment by the Executive Officer in a lump sum in cash or property) is appropriate, the Company will offer to enter into a repayment agreement (in a form reasonable acceptable to the Committee) with the Executive Officer. If the Executive Officer accepts such offer and signs the repayment agreement within thirty (30) days after such offer is extended, the Company will countersign such repayment agreement. If the Executive Officer fails to sign the repayment agreement within thirty (30) days after such offer is extended, the Executive Officer will be required to repay the Excess Compensation in a lump sum in cash (or such property as the Committee agrees to accept with a value equal to such Excess Compensation) on or prior to the date that is one hundred twenty (120) days following the Restatement Date. For the avoidance of doubt, except as set forth in Section 5 below, in no event may the Company accept an amount that is less than the amount of Excess Compensation in satisfaction of an Executive Officer’s obligations hereunder.
d.To the extent an Executive Officer fails to repay all Excess Compensation to the Company when due (as determined in accordance with Section 4(c) above), the Company will take all actions reasonable and appropriate to recover such Excess Incentive Compensation from the applicable Executive Officer. The applicable Executive Officer will be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Excess Incentive Compensation in accordance with the immediately preceding sentence.
5.Exceptions to Recovery. The Committee will use all commercially reasonable efforts to reasonably promptly pursue recovery of the full amount of all Excess Incentive Compensation received by an Executive Officer (as determined pursuant to Section 4, above) unless:
a.The Committee determines that recovery of the Excess Incentive Compensation would be impracticable; and
b.The Committee determines that: (i) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; (ii) recovery would violate home country law and such home country law was adopted before November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Excess Incentive Compensation based on violation of home country law, the Company has delivered to Nasdaq a copy of a legal opinion from qualified home country counsel that recovery would result in such a violation; or (iii) recovery of the Excess Incentive Compensation would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder.
6.Reporting and Disclosure. The Company will file all disclosures with respect to this Policy in accordance with the requirement of the federal securities laws, including the disclosure required by the applicable SEC filings.
7.No Indemnification. Neither of the Company nor any of its subsidiaries will be permitted to indemnify any Executive Officer against (a) the loss of any Excess Incentive Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (b) any claims relating to the Company’s enforcement of its rights under this Policy. Further, neither the Company nor any of its subsidiaries may enter into any agreement that exempts any Incentive Compensation from the application of this Policy or waives the Company’s right to recover any Excess Incentive Compensation, and this Policy will supersede any such agreement (whether entered into before, on or after the Effective Date).

8.Other Recovery Rights. The Committee intends that this Policy will be applied to the fullest extent of the law. The Committee may require that any employment agreement, equity award agreement, or any other agreement entered into on or after the Effective Date will, as a condition to the grant of any benefit thereunder, require an Executive Officer to agree to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company and its subsidiaries under applicable law, regulation or rule or pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company and its subsidiaries.
9.Amendment; Termination. The Committee may amend this Policy from time to time in its discretion and will amend this Policy as it deems necessary, including as and when it determines that it is legally required by any federal securities laws, SEC rule or the rules of any national securities exchange or national securities association on which the Company’s securities are listed. The Committee may terminate this Policy at any time. Notwithstanding anything in this Section 9 to the contrary, no amendment or termination of this Policy will be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule or the rules of any national securities exchange or national securities association on which the Company’s securities are listed.
10.Compliance with Law. Notwithstanding anything in this Policy to the contrary, the Committee and Company will comply with the relevant requirements of the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.